Exhibit 11


            Computation of Net Earnings Per Common Share



                           Three Months Ended            Six Months Ended
                                 June 30,                    June 30,
                       --------------------------   -------------------------
                           1999          1998          1999          1998
                       -----------    -----------   -----------   -----------
EARNINGS
--------

Net Earnings           $ 2,418,761    $ 2,682,915   $ 4,917,219   $ 5,122,832
SHARES                 ===========    ===========   ===========   ===========

Weighted Average
 Number of Common
 Shares Outstanding
   (See Note)            5,904,794      4,860,132     5,896,854     4,848,075

Additional Shares
 Assuming Conversion
 of Stock Options           90,024        267,026        86,210       240,385
                       -----------    -----------   -----------   -----------
Weighted Average
 Common Shares
 Outstanding and
 Equivalents             5,994,818      5,127,158     5,983,064     5,088,460
                       ===========    ===========   ===========   ===========

Basic Net Earnings
 Per Share             $       .41    $       .55   $       .83   $      1.06
                       ===========    ===========   ===========   ===========

Diluted Net Earnings
 Per Share             $       .40    $       .52   $       .82   $      1.01
                       ===========    ===========   ===========   ===========

Note: All activity during the year has been adjusted for the number of days in the year that the shares were outstanding.